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                                                                 EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       of

                                PROGENITOR, INC.

     FIRST:  The name of the Corporation is Progenitor, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The corporation is authorized to issue two classes of shares designated "Class A Common Stock" and "Class B Common Stock", respectively. The total number of shares of Class A Common Stock authorized to be issued is 10,000,000, and each such share will have a par value of $.001. The total number of shares of Class B Common Stock authorized to be issued is 1,000,000, and each such share will have a par value of $.001. The rights, preferences, privileges and restrictions granted to and imposed upon the three classes of shares are set forth below in this Article.

     Section 1. DEFINITIONS. For purposes of this Article the following definitions shall apply:

     "ADDITIONAL SHARES OF CLASS A COMMON STOCK" shall mean all shares of Class A Common Stock issued by the Company after the Commitment Date, whether or not subsequently reacquired or retired by the Company, other than (i) shares of Class A Common Stock issued upon conversion of the Class B Common Stock and (ii) the first 20,000 shares of Class A Common Stock issued or deemed to be issued to employees or directors of or consultants and advisers to the Company pursuant to stock purchase or stock option plans or other arrangements, that are approved by the Board.

     "BOARD" shall mean the Board of Directors of the Company.

     "CLASS A COMMON STOCK" shall mean the Class A Common Stock of the
Company.

     "CLASS B COMMON STOCK" shall mean the Class B Common Stock of the
Company."

     "CLASS B CONVERSION RATIO" shall mean the ratio formula described in
Section 5(b) hereof.

     "COMMITMENT DATE" shall mean the date immediately prior to the date of original issuance of the Class B Common Stock.

     "COMMON STOCK" shall mean, collectively, the Class A Common Stock and Class B Common Stock of the Company.

     "COMPANY" shall mean this corporation.

     "CONVERTIBLE SECURITIES" shall mean any stock or other securities which are convertible into or exchangeable for Additional Shares of Class A Common stock without any additional required payment to the Company.

     "EFFECTIVE PRICE OF ADDITIONAL SHARES OF CLASS A COMMON STOCK" shall mean the quotient determined in Section 5(r)(4) hereof.

     "EQUITY RECEIPT EVENT" shall mean the event described in Section 5(k)(1) hereof.

     "MAJORITY OF THE CLASS B COMMON STOCK" shall mean more than 50% of the outstanding Class B Common Stock.

     "OTHER SECURITIES" shall mean the securities described in Section 5(r)(4) hereof.

     "SUBSIDIARY" shall mean any corporation a majority of the voting stock of which is, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

     Section 2. DIVIDENDS.

     If the Board shall elect to declare dividends for any year, such dividends shall be declared in equal amounts per share on all shares of Class A Common Stock and Class B Common Stock, but each share of Class B Common Stock shall be entitled to dividends based upon the number of shares of Class A Common Stock into which such share of Class B Common Stock could be converted, pursuant to Section 5 hereof, at the record date for the determination of shareholders entitled to receive such dividend or, if no such record date is established, on the date such dividend is declared.

     Section 3. LIQUIDATION RIGHTS.

     (a) LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Class A Common Stock and Class B Common Stock then outstanding shall be entitled to receive ratably, with all Class B Common Stock treated as if it had been converted into Class A Common Stock pursuant to Section 5 hereof, the assets of the Company remaining after the satisfaction of the Company's liabilities.

     (b) CONSENT TO CERTAIN TRANSACTIONS. Each holder of shares of Common Stock shall, by virtue of its acceptance of a stock certificate evidencing such Common Stock, be treated as having consented, for all purposes, to distributions made by the Company for the repurchase of shares of Class A Common Stock or Class B Common Stock from directors or employees of or consultants or advisers to the Company or any Subsidiary upon the termination of employment by or service to the Company or any Subsidiary.

     Section 4. VOTING RIGHTS.

     (a) VOTES PER SHARE. Each holder of shares of Common Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall in the case of Class A Common Stock, be entitled to one (1) vote per share, and in the case of Class B Common Stock, be entitled to the number of votes equal to the largest number of full shares of Class A Common Stock into which such shares of Class B Common Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

     (b) VOTING TOGETHER. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together and not as separate classes.

     (c) AMENDMENT OF CONVERSION TERMS OF CLASS B COMMON STOCK. Any amendment to this Certificate which negatively affects the conversion terms of the Class B Common Stock shall require the unanimous approval of the holders of the Class B Common Stock.

     Section 5. CONVERSION. The holders of Class B Common Stock shall have the following conversion rights:

     (a) RIGHT TO CONVERT. Each share of Class A Common Stock shall be convertible, at any time at the option of the holder thereof, into fully paid and nonassessable shares of Class A Common Stock.

     (b) CLASS B CONVERSION RATIO. Each share of Class B Common Stock shall be convertible into shares of Class A Common Stock pursuant to a ratio (the "CLASS B CONVERSION RATIO") equal to one (1) share of Class A Common Stock for each share of Class B Common Stock, respectively, subject, in each case, to adjustment as hereinafter provided.

     (c) MECHANICS OF CONVERSION. Each holder of Class B Stock who desires to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Class B Common Stock or Class A Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon the Company shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled and shall promptly pay in cash all declared and unpaid dividends on the shares of Class B Common Stock being converted, to and including the time of conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Class B Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

     (d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company at any time or from time to time after the Commitment Date effects a subdivision of the outstanding Class A Common Stock, the Class B Conversion Ratio then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time after the Commitment Date combines the outstanding shares of Class A Common Stock into a smaller number of shares, the Class B Conversion Ratio then in effect immediately before the combination shall be proportionately decreased.
 Any adjustment under this subsection (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (e) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Commitment Date makes, or fixes a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Class A Common Stock, then and in each such event the Class B Conversion Ratio then in affect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Class B Conversion Ratio then in effect by a fraction (1) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution, and (2) the denominator of which is the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Class B Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Class B Conversion Ratio shall be adjusted pursuant to this subsection (e) as of the time of actual payment of such dividend or distribution.

     (f) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time after the Commitment Date makes, or fixes a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Class A Common Stock, then and in each such event provision shall be made so that the holders of Class B Common Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Class B Common Stock been converted into Class A Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Class B Common Stock.

     (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time after the Commitment Date, the Class A Common Stock issuable upon the conversion of the Class B Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 5), then and in any such event each holder of Class B Common Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Class A Common stock into which such shares of Class B Common Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

     (h) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Commitment Date there is a capital reorganization of the Class A Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Class B Common Stock shall thereafter be entitled to receive upon conversion of the Class B Common Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Class B Common Stock after the reorganization merger, consolidation or sale to the end that the provisions of this Section 5 (including adjustment of the Class B Common Stock then in effect and the number of shares purchasable upon conversion of the Class B Common Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

     (i) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment of the Class B Conversion Ratio, the Company, at its expense, shall cause its regular outside accounting firm to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Class B Common Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of
(1) the Class B Conversion Ratio at the time in effect, (2) the number of Additional Shares of Class A Common Stock or Convertible Securities being issued together with, in the case of Convertible Securities, the number of Additional Shares of Class A Common Stock issuable upon conversion or exchange of such Convertible Securities, and (3) the type and amount, if any, of other property which at the time would be received upon conversion of the Class B Common Stock.

     (j) NOTICES OF RECORD DATE. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Class B Common Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Class B Common Stock (or other securities) shall be entitled to exchange their shares of Class B Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

     (k)  AUTOMATIC CONVERSION.

          (1) Each share of Class B Common Stock shall automatically be converted into shares of Class A Common Stock based on the then effective Class B Conversion Ratio immediately upon the receipt by the Company of capital contributions (whether as paid in capital, surplus, or otherwise) of Ten Million Dollars ($10,000,000) in aggregate amount from the date of incorporation (whether received by the Company in a public offering or otherwise) (an "Equity Receipt Event").

          (2) Upon the occurrence of an Equity Receipt Event, the outstanding shares of Class B Common Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Class B Common Stock or Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall promptly pay in cash all declared and unpaid dividends on the shares of Class B Common Stock being converted to and including the date of such conversion.

     (l) FRACTIONAL SHARES. No fractional shares of Class A Common Stock shall be issued upon conversion of Class B Common Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class A Common Stock on the date of conversion, as determined in good faith by the Board.

     (m) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

     (n) NOTICES. Any notice required or permitted by this Section 5 or any other provision of this Article to be given to a holder of Class B Common Stock or to the Company shall be in writing and be deemed given upon the earlier of actual receipt or three (3) days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed (i) to each holder of record at the address of such holder appearing on the books of the Company, or (ii) to the Company c/o The Castle Group Ltd., at 375 Park Avenue, Suite 1501, New York, New York 10152, Attention: Lindsay A. Rosenwald, or (iii) to the Company or any holder, at any other address for the giving of notice specified in a written notice given to the other.

     (o) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class B Common Stock, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered.

     (p) NO AMENDMENT OR IMPAIRMENT. The Company shall not amend its certificate of incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Class B Common Stock against impairment.

     (r) ANTI-DILUTION PROTECTION. (1) If after the Commitment Date relating to the Class B Common Stock and prior to an Equity Receipt Event, the Company issues any shares of Class A Common Stock or Convertible Securities (other than Class A Common Stock or Convertible Securities issued pursuant to the events described in Sections 5(d), (e), (f), (g), or (h)), then the Class B Conversion Ratio shall be adjusted by multiplying the Class B Conversion Ratio in effect immediately prior to such issuance by a fraction, (1) the numerator of which shall equal the hypothetical total number of shares of Class A Common Stock that could be issued and outstanding assuming all Convertible Securities are hypothetically converted into or exchanged for shares of Class A Common Stock immediately after the issuance by the Company plus, the number of shares of Class A Common Stock underlying all Other Securities (as hereinafter defined) immediately after the issuance by the Company and (ii) the denominator of which shall equal the hypothetical total number of shares of Class A Common Stock that could be issued and outstanding assuming all Convertible Securities are hypothetically converted into or exchanged for shares of Class A Common Stock immediately prior to the issuance by the Company plus, the number of shares of Class A Common Stock underlying all other securities (as hereinafter defined) immediately prior to the issuance by the Company. In the event of an issuance by the Company of additional Class A Common Stock or additional Convertible Securities, the proceeds of which cause an Equity Receipt Event, the Class B Conversion Ratio will be adjusted by excluding from the numerator of the adjustment fraction the additional shares of Class A Common Stock or the additional Convertible Securities the proceeds from the sale of which are in excess of the amount which would cause the Equity Receipt Event, but the issuance will be deemed to have occured prior to the Equity Receipt Event.

     (2)  For the purpose of the adjustment required under this subsection
(r), if the Company issues or sells any rights or options for the purchase of Additional Shares of Class A Common Stock and if the Effective Price of such Additional Shares of Class A Common Stock is less than the fair market value per share of Class A Common Stock immediately prior to such issuance determined in good faith by the Board, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Class A Common Stock issuable upon exercise thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options, plus, in the case of such rights or option the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, upon the conversion or exchange thereof. No further adjustment of the Class B Conversion Ratio, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of Additional Shares of Class A Common Stock on the exercise of any such rights or options. If any such rights or options shall expire, without having been exercised prior to an Equity Receipt Event, the Class B Conversion Ratio adjusted upon the issuance of such rights or options shall be readjusted to the Class B Conversion Ratio which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Class A Common Stock so issued were the Additional Shares of Class A Common Stock, if any, actually issued or sold on the exercise of such rights or options, and such Additional Shares of Class A Common Stock, If any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised.

     (3) For the purpose of the adjustment required under this subsection
(r), if the company issues or sells, or is deemed by the express provisions of this subsection to have issued or sold, any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Class A Common Stock underlying such Convertible Securities is less than the fair market value per share of Class A Common Stock immediately prior to such issuance determined in good faith by the Board, then in each such case the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Class A Common Stock issuable upon conversion or exchange of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Class A Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange of such Convertible Securities. No further adjustment of the Class B Conversion Ratio, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Class A Common Stock upon the conversion or exchange of such Convertible Securities. The provisions of paragraph (2) above for the readjustment of the Class B Conversion Ratio upon the expiration of rights or options or the rights of conversion or exchange of Convertible Securities shall apply MUTATIS MUTANDIS to the rights, options and Convertible Securities referred to in this paragraph (3).

     (4) The "EFFECTIVE PRICE OF ADDITIONAL SHARES OF CLASS A COMMON STOCK" shall mean the quotient determined by dividing the total number of Additional Shares of Class A Common Stock issued or sold, or deemed to have been issued or sold by the Company under this subsection (r), into the aggregate consideration received, or deemed to have been received, by the Company for such issue under this subsection (r), for such Additional Shares of Class A Common Stock. "OTHER SECURITIES" with respect to an issue or sale of Additional Shares of Class A Common Stock shall mean (i) stock and other securities convertible into or exchangeable for Class A Common Stock, and
(ii) options or warrants to purchase Class A Common Stock at a price that is no greater than 95% of the Effective Price of such issue or sale of Additional Shares of Class A Common Stock. "THE NUMBER OF SHARES OF COMMON STOCK UNDERLYING OTHER SECURITIES" on a particular date shall mean the number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange, as the case may be, of such Other Securities at the close of business on such date but only to the extent that the holders thereof have the fully vested legal right to exercise or convert such other Securities on such date and to retain the Class A Common Stock issued upon such exercise, conversion or exchange.

     Section 6. NO REISSUANCE OF CLASS B STOCK. No share or shares of Class B Common Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

     FIFTH:    The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

     SIXTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

     SEVENTH: Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     EIGHTH:   No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

     NINTH:    The Corporation shall, to the full extent permitted by Section
145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     TENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     ELEVENTH: The name and mailing address of the incorporator of the Corporation are:

          NAME             MAILING ADDRESS

     Miriam Diamond        c/o Paul, Hastings, Janofsky & Walker
                           399 Park Avenue 30th Floor
                           New York, New York 10022

          IN WITNESS WHEREOF, this Certificate has been signed on the 25th day of February, 1992.


                                          /s/ Miriam Diamond
                                       ---------------------------------
                                        Miriam Diamond, Incorporator